EXHIBIT 1

PROMISSORY NOTE

DATE: January 26, 2018	CITY: Anaheim	STATE: California

PRINCIPAL AMOUNT: 125,000

LENDER:	Joe Galligan

BORROWER:	BioCorRx, Inc. 2390 E. Orangewood Avenue, Suite 575 Anaheim, CA 92806

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the sum of One Hundred Thousand Twenty-Five Dollars ($125,000), together with interest and other charges provided herein pursuant to the terms of this Note.

1. INTEREST: Interest on the balance due shall accrue from the date of this Note at the rate of eight percent (8%) per annum.

2. BALOON PAYMENT: The Principal Amount of this Promissory Note together with (accrued and unpaid interest) is due and payable on or before July 26, 2018 (the “Maturity Date”).

3. PREPAYMENT: Any portion or all of the balance due on this Note may be prepaid at any time without penalty.

4. PLACE OF PAYMENT: All payments shall be made payable to Lender and delivered or sent to the address of Lender as provided above, or at such other place as Lender may hereafter designate in writing.

5. DEFAULT/TIME OF ESSENCE: Time of payment and performance is of the essence of this Promissory Note. In the event that Borrower shall fail to make any payment due or to perform any of the terms of this agreement, Lender, at Lender's option and subject to the requirements of notice provided herein, shall have the following rights (no one of which shall be waived by exercise of another):

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a. To declare the full, unpaid balance of this Note, plus interest and other charges accruing thereon, immediately due and payable;

b. To specifically enforce the terms of this agreement by suit in equity;

c. To bring an action for the unpaid and overdue payments without waiving the right to pursue the principal balance, interest, and additions thereto which are due pursuant to the terms of this Note; and

d. To pursue any and all other rights and remedies provided in law or equity.

6. DEFAULT NOTICE: Lender shall not be required to give notice of Borrower's failure to make payments provided herein. However, Borrower shall not be deemed in default for failing to perform any covenant or condition of this Promissory Note, other than the making of payments due hereunder, until notice of said default has been given by Lender to Borrower and Borrower shall have failed to remedy said default within ten (10) days after the giving of the notice. Notice for this purpose shall be deemed to have been given by the deposit in the mail of a certified letter containing said notice and addressed to Borrower at the address herein described. Unless Borrower sends payment by certified mail, Borrower specifically accepts the risk of loss of any payment in the mail or in transfer to the Lender or Lender's agent; and it shall be Borrower's duty to verify that the payment actually has been received if Borrower desires such verification.

7. NON-WAIVER: Failure by Lender at any time to require performance by Borrower of any of the provisions hereof shall in no way affect Lender's right hereunder to enforce the same nor shall any waiver by Lender of any breach hereof be held to be a waiver of any succeeding breach or waiver of this non-waiver clause.

8. MODIFICATION: This Promissory Note may be modified only by written agreement signed by both Lender and Borrower.

9. APPLICABLE LAW: Notwithstanding the fact that Borrower is a Nevada corporation with its principal place of business located in California, the parties acknowledge, agree and have negotiated that this Note shall be governed by the laws of the State of California and jurisdiction shall be deemed proper at Los Angeles County, California.

10. ATTORNEY FEES: If this Promissory Note is placed in the hands of an attorney for collection, Borrower promises and agrees to pay Lender's reasonable attorney and legal assistant fees and collection costs, including title and financing statement search costs, even though no suit or action is filed hereon; however, if a suit or an action is filed hereon, the amount of such reasonable attorney and legal assistant fees and other costs shall be fixed by the court or courts, in which the suit or action, including any appeal therefrom, is tried, heard, or decided. In the event that Borrower files for protection under the U.S. Bankruptcy Act during the term of this agreement, Borrower shall pay to Lender all of Lender's attorney fees and costs incurred to protect Lender's interest during the term of the bankruptcy, whether or not Lender is the prevailing party.

11. ADDITIONAL CONSIDERATION FOR LOAN: As Additional consideration to Lender for the loan to Borrower, Borrower shall issue to Lender Fifty Thousand (50,000) shares of common stock of Borrower. The issuance of shares of common stock by Borrower to Lender shall occur within fifteen (15) days of receiving funds from Lender.

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BORROWER: BioCorRx, Inc. a Nevada corporation

By:	/s/ Lourdes Felix
Name:	Lourdes Felix
Its:	Chief Financial and Operating Officer

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